Exhibit 99.1

Interlink Electronics Reports Third Quarter 2023 Results

Revenue increased 66% from year-ago quarter on acquisitions and organic growth

November 9, 2023 6:00 AM PDT

IRVINE, CA – (Business Wire) – Interlink Electronics, Inc. (NASDAQ: LINK), a world-leading provider of sensors and printed electronic solutions that support a wide range of applications, including Human-Machine Interface (“HMI”) devices and IoT solutions, today announced its financial results for the three- and nine-month periods ended September 30, 2023.

Revenue for the quarter was $3.1 million, up 66% from the prior year period due to incremental revenue from the gas-sensor and membrane keypads operations acquired in December 2022 and March 2023. This in turn drove a 67% increase in the Company’s gross profit to $1.5 million. Revenue for the year-to-date period was $10.4 million, up 77% from the prior year due to increases in revenue from the gas-sensor operations, membrane keypads operations, and our traditional force-sensor products.

The following table sets forth the consolidated financial highlights.

Consolidated Financial Highlights

(Amounts in thousands except per share data and percentages)

	Three Months Ended September 30,				Nine Months Ended September 30,
Consolidated Financial Results	2023	2022	$ ∆	% ∆	2023	2022	$ ∆	% ∆
Revenue	$3,075	$1,851	$1,224	66.1%	$10,402	$5,882	$4,520	76.8%
Gross profit	$1,459	$872	$587	67.3%	$5,107	$3,065	$2,042	66.6%
Gross margin	47.4%	47.1%			49.1%	52.1%
Income (loss) from operations	$(92)	$(190)	$98		$141	$(323)	$464
Net income (loss)	$(125)	$6	$(131)		$65	$260	$(195)
Net income (loss) applicable to common stockholders	$(225)	$(94)	$(131)		$(235)	$(40)	$(195)
Earnings (loss) per common share – diluted	$(0.03)	$(0.01)	$(0.02)		$(0.04)	$(0.01)	$(0.03)

•	Revenue increased 66% to $3.1 million in the third quarter of 2023 compared to the prior-year period, and increased 77% to $10.4 million for the nine-month period. This was due primarily to the inclusion of revenues from our Gas and Environmental Sensors division (the SPEC Sensors/KWJ Engineering electrochemical gas sensor businesses that were acquired in December 2022) and from the Calman Technology Limited membrane keypad and printed electronics operations acquired in March 2023. The increase in revenue for the nine-month period was also due in part to an exceptional quarter ended June 30, 2023 in the Company’s force-sensor resistor business due to increased shipments to certain of our medical market customers.

•	Gross profit for the quarter increased 67% to $1.5 million compared to the year-ago quarter due to increased revenues, while gross margin percentage was flat at 47%. For the nine-month period ended September 30, 2023, gross profit was $5.1 million, up 67% from the prior-year period due to higher revenues, offset in part by a decline in gross margin percentage from 52% to 49%. The decline in gross margin percentage for the nine-month period was due to higher materials and components costs on certain orders and changes in product and customer mix.

•	Loss from operations for the third quarter narrowed to $92,000, an improvement from the $190,000 loss reported for the prior year period. For the nine months ended September 30, 2023, the Company reported operating income of $141,000, compared to an operating loss of $323,000 in the prior year period. These improvements are due to the increases in gross profit, which more than offset the higher operating expenses from the additions of the SPEC/KWJ and Calman operations.

•	Net income (loss) applicable to common stockholders was a loss of $225,000 for the quarter ($0.03 per share), compared to a loss of $94,000 ($0.01 per share) in the prior-year period, and was a loss of $235,000 ($0.04 per share) for the nine months ended September 30, 2023, compared to a loss of $40,000 ($0.01 per share) in the prior-year period. The prior-year periods benefited from non-operating income from changes in the fair value of a marketable securities investment in the amounts of $181,000 and $562,000 for the three months and nine months ended September 30, 2022, respectively, whereas the Company had no such gains in the 2023 periods.

•	The Company ended the quarter with $5.2 million of cash and cash equivalents.

“We are pleased to be on pace to report record-level revenues for this year,” said Steven N. Bronson, Chairman, President, and CEO of Interlink Electronics. “And with our robust product portfolio and pipeline of potential acquisition targets, we are optimistic about our prospects for continued organic and acquisition-related revenue growth in the coming years.”

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading provider of sensors and printed electronic solutions that support a wide range of applications, including Human-Machine Interface (“HMI”) devices and IoT solutions, utilizing our expertise in materials science, manufacturing, firmware and software to produce in-house system solutions for custom specifications. We have a proven track record of supplying mission-critical technological solutions in diverse markets including medical devices, automotive, gas detection and environmental quality monitoring, oil and gas and general industrial, and consumer electronics, providing standard and custom-designed sensors that provide the flexibility and functionality needed for today's sophisticated applications.

The Company’s products and solutions currently focus on three main fields:

•	For nearly 40 years, the Company has led the printed electronics industry in commercializing its patented Force Sensing Resistor® technology, which offers pressure and position sensing and rugged capabilities in a very wide range of temperatures. Our piezoelectric film sensors offer strain, bend and vibration sensing and can be used on curved surfaces, while our advanced matrix sensor solutions offer multiple touch capabilities. We supply some of the world's top electronics manufacturers with intuitive sensor and interface technologies for use in advanced applications such as medical robotics and vehicle collision detection.

•	Our Gas and Environmental Sensors division has over 25 years of experience in cutting-edge design and manufacture of electrochemical gas-sensing technology for industry, community, health and home. We provide advanced sensor solutions, precision sensing instruments, and custom engineering services for detecting gases such as carbon monoxide, ozone, hydrogen, NOX gases and ammonia, for transdermal alcohol detection and for air quality monitoring. Our innovative printed sensor design enables high-sensitivity, low-power and cost-effective solutions for broad adoption in the rapidly growing IOT market.

•	Our Calman Technology subsidiary brings over 25 years of experience in the design and manufacture of membrane keypads, graphic overlays and industrial label products. We offer IP-rated digital and hybrid printed devices featuring integrated backlighting and shielding and printed electronics with advanced materials ink printing. Calman has customers in fields such as medical devices and defense technologies and gives the Company a base in Europe.

We serve our international customer base from our corporate headquarters in Irvine, California; our Global Product Development and Materials Science Center and distribution and logistics center in Camarillo, California; our advanced printed-electronics manufacturing facilities in Shenzhen, China, and Irvine, Scotland; and our proprietary gas-sensor production and product development facility in Newark, California.

For more information, please visit InterlinkElectronics.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements in this press release include statements about our projected revenues and earnings, and our acquisition program and the effects of recent acquisitions, including contributions to our products, manufacturing operations and the markets we serve. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

INTERLINK ELECTRONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2023	2022

	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$5,207	$10,091
Accounts receivable, net	1,622	1,178
Inventories	2,875	2,112
Prepaid expenses and other current assets	226	321
Total current assets	9,930	13,702
Property, plant and equipment, net	305	184
Intangible assets, net	289	76
Goodwill	4,392	650
Right-of-use assets	181	172
Deferred tax assets	128	134
Other assets	69	65
Total assets	$15,294	$14,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$909	$273
Accrued liabilities	443	568
Lease liabilities, current	141	131
Accrued income taxes	468	117
Total current liabilities	1,961	1,089

Long-term liabilities
Lease liabilities, long term	54	46
Total long-term liabilities	54	46
Total liabilities	2,015	1,135

Stockholders’ equity
Preferred stock	2	2
Common stock	7	7
Additional paid-in-capital	62,282	62,617
Accumulated other comprehensive income (loss)	(97)	(98)
Accumulated deficit	(48,915)	(48,680)
Total stockholders’ equity	13,279	13,848
Total liabilities and stockholders’ equity	$15,294	$14,983

INTERLINK ELECTRONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(in thousands, except per share data)
Revenue, net	$3,075	$1,851	$10,402	$5,882
Cost of revenue	1,616	979	5,295	2,817
Gross profit	1,459	872	5,107	3,065
Operating expenses:
Engineering, research and development	588	319	1,765	912
Selling, general and administrative	963	743	3,201	2,476
Total operating expenses	1,551	1,062	4,966	3,388
Income (loss) from operations	(92)	(190)	141	(323)
Other income (expense):
Other income (expense), net	26	207	154	704
Income before income taxes	(66)	17	295	381
Income tax expense	59	11	230	121
Net income (loss)	$(125)	$6	$65	$260

Net income (loss) applicable to common stockholders	$(225)	$(94)	$(235)	$(40)
Earnings (loss) per common share – basic and diluted	$(0.03)	$(0.01)	$(0.04)	$(0.01)
Weighted average common shares outstanding – basic and diluted	6,582	6,603	6,597	6,603